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                                                                EXHIBIT 99(3)(i)

                         MASTER GENERAL AGENT AGREEMENT

MASTER GENERAL AGENT AGREEMENT between AETNA LIFE INSURANCE COMPANY and AETNA LIFE INSURANCE AND ANNUITY COMPANY, with offices at 151 Farmington Avenue, Hartford, Connecticut 06156 (collectively referred to in this agreement as the "Company") and _____________________ of _____________________ (referred to in this agreement as "MGA").

MGA has read and fully understands the terms and conditions of this Master General Agent Agreement (the "Agreement"), and its attachments.

To signify their agreement to the following provisions, Company and MGA have caused this instrument to be executed by their duly authorized representatives.

Signed at _____________________ on _____________________ ,

Effective: ____________________.



                                        AETNA LIFE INSURANCE COMPANY

                                        AETNA LIFE INSURANCE AND
                                        ANNUITY COMPANY

--------------------------------

--------------------------------

               MGA                             Vice President

By: ____________________________

Title: _________________________

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                                 (In triplicate)

Life Code No. _________________  Social Security No. ___________________________

                                       or

Aetna Life Insurance and Annuity Company     IRS Account No. ___________________
Code No. ______________________________

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1.   APPOINTMENT

     The company wishes to appoint MGA as Master General Agent of the Company, and MGA agrees to accept such appointment, subject to the terms and conditions of this Agreement.

2.   STATUS OF MGA

     Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between the Company and MGA. The MGA is acting as an independent contractor only and not as an employee, partner, joint venturer or associate of the Company.

3.   DUTIES OF THE MGA

     (a) The MGA is authorized to solicit and submit to the Company personally or through its property licensed agents or brokers (referred to in this Agreement as "Agents") applications for all of the Company's Individual Life Insurance products listed in the Company's Standard Schedule of Life Insurance MGA Compensation ("Compensation Schedule"), to deliver the policies, to collect first premiums, and to service the business.

     (b) The MGA shall exercise reasonable due care for the faithful performance, fidelity and honesty of its Agents and employees, and will maintain responsibility for all funds collected and business done by or entrusted to the MGA and its employees.

     (c) The MGA will comply with all requirements of the Company governing the submission of applications and shall make available to the Company all information, whether favorable or unfavorable, which comes into the MGA's possession concerning the underwriting of any risk.

     (d) The MGA will obligate the Company only to the extent authorized (1) by this Agreement, and amendments to this Agreement as may be made by the Company from time to time; (2) by the published rules, procedures and practices set forth by the Company; and (3) as may be authorized in writing by an officer of the Company.

     (e) The MGA shall pay all expenses of every nature incurred in connection with the conduct and maintenance of the Master General Agency.

     (f) The MGA will notify the Company in writing of a change in its chief executive officer or its majority voting stock ownership, if a corporation; a general partner if a partnership; or the majority ownership of the agency.

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     (g)  The MGA shall exercise reasonable care and diligence and exert its best efforts to ensure that the policies issued under this Agreement are maintained current and in force. The MGA shall promote the interests of the Company as contemplated by this Agreement so as not to adversely affect the MGA or Company's business reputation.

4.   LIMITATIONS OF THE MGA'S AUTHORITY

     (a) The MGA is not authorized on behalf of the Company to make, alter, modify, waive or change any of the terms, rates, or conditions of any of the Company's forms, policies, contracts, or advertising materials. The MGA shall not discharge contracts or waive forfeitures, quote rates not approved by the Company, extend the time of payment of any premium, extend credit, or guarantee dividends.

     (b) The MGA is not authorized and is expressly forbidden on behalf of the Company to estimate future policy performance except through the use of authorized projections or illustrations of the Company.

     (c) The MGA is not authorized to receive Company Funds (as defined in Section 10) except initial premiums, and is not authorized to deduct compensation, commissions, service fees, or allowances from Company Funds it collects.

     (d)  The MGA has no exclusive territory.

     (e) The MGA shall not hold itself out as an employee, partner, joint venturer, officer, or associate of the Company; nor as an agent of the Company in any other manner, or for any other purpose, than is specifically provided in this Agreement.

5.   BOND/ERRORS & OMISSIONS

     MGA shall maintain Errors & Omissions insurance coverage and/or a Bond of indemnity in such amount and in such form as the Company may from time to time determine and the MGA shall provide evidence of such coverage when requested by the Company.

6.   APPOINTMENT OF AGENTS

     (a) The MGA has the authority to recruit insurance Agents, at MGA's expense without any reimbursement from the Company, and recommend their licensing and appointment to the Company. The Company reserves the right to refuse to contract, license or appoint any such Agent.

     (b) The MGA may not recruit Agents on behalf of the Company who act as life insurance wholesalers or distributors without the prior written approval of the Company. The MGA must remain at all times the sole intermediary between the Agent and the Company.

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     (c)  The MGA shall submit to the Company agreements with Agents, on Company forms without modification, authorizing the Agents to solicit life insurance applications for the Company. A copy of each executed agreement shall be furnished to the Company by the MGA. These agreements are not in effect until signed by the Company's authorized representative.

     (d) The Company may terminate an Agent agreement in its sole discretion and without liability to the MGA. The Company will provide the MGA a written explanation of the specific reasons for the termination.

     (e) The MGA shall be responsible for keeping its Agents informed of Company's published rules, procedures, and practices which the Company provides to the MGA.

     (f) The MGA shall promptly report to the Company, in writing, any known or alleged misappropriation of funds by any Agent or employee regardless of whether such known or alleged misappropriation is with respect to funds of this Company or funds of any other person or company.

     (g) If an Agent terminates his or her relationship with the MGA or Company, the MGA may designate another Agent to provide service to the policyholder involved; provided, however, that such Agent meets all of the requirements of this Agreement.

7.   LICENSES

     (a) The MGA agrees not to solicit any Company products in any state or jurisdiction unless the MGA and its writing Agent are properly licensed in that state or jurisdiction, and, as necessary, registered with the National Association of Securities Dealers.

     (b) The MGA will be responsible for maintaining in effect any required licenses to represent the Company and to sell life insurance within each state in which the MGA intends to carry on business.

8.   ACCEPTANCE OF APPLICATIONS

     The MGA is responsible for assuring that applications for insurance and other Company forms and payments obtained or received from Agents will be promptly forwarded to the Company. The Company reserves the right in its sole discretion and without liability to the MGA to refuse to accept, approve, or amend any applications submitted by the MGA.

9.   DELIVERY OF POLICIES

     (a) Delivery of a policy may be made only if (1) to the best of the MGA or Agent's knowledge and belief, nothing material to the risk has changed since the initial application for such policy; (2) all required Company forms and amendments have

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          been signed by the applicant and/or the insured; (3) the first premium has been fully paid; and (4) delivery is made within forty-five (45) days from the date the policy is mailed by the Company, unless the delivery period is extended by the Company.

     (b) The MGA will promptly return to the Company all policies not delivered to the applicant within the forty-five (45) day period. Any premium refunded by the Company to the MGA must be immediately returned to the applicant.

     (c) For each policy issued in a form as applied for and returned for cancellation on account of non-acceptance by the applicant, or which is rewritten at MGA's or Agent's request, the Company reserves the right to require the MGA to reimburse the Company for the cost of underwriting requirements and policy reissue, or the Company may elect to charge-back such costs against any compensation otherwise due the MGA.

10.  COMPANY FUNDS

     Any money due or to become due the Company from customers as premiums or otherwise are funds of the Company ("Company Funds"). All Company Funds collected by the MGA for the Company must be immediately delivered to the Company and shall not be commingled with the MGA's personal funds.

11.  POLICIES CREDITED

     The MGA will be credited with all life insurance policies issued by the Company upon application bearing its name as MGA, or the name of Agents appointed with the Company through the MGA.

12.  COMPENSATION

     (a)  The MGA shall receive compensation in accordance with the Compensation
          Schedule in force on the date of issue of the policy for all services that it performs for the Company, subject to all the terms and conditions of this Agreement. The Compensation Schedule in effect on the date of this Agreement is attached to and made part of this Agreement.

     (b) The Company reserves the right to revise the Compensation Schedule upon thirty (30) days notice to the MGA, but the revision of the Compensation Schedule shall apply only to policies thereafter issued. Any revised Compensation Schedule shall become a part of this Agreement on its effective date.

13.  PAYMENTS TO AGENTS

     (a) The Company shall pay commission in accordance with the schedule of commissions included in or attached to the Agents' agreements.

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     (b)  The Company shall not be bound by an assignment or pledge of, or lien on, any Agent's commissions on behalf of the MGA, unless the Company has received specific and timely written notice of, and has agreed in writing to honor such assignment, pledge or lien.

14.  REFUND OF COMPENSATION

     Should the Company in its sole discretion for any reason refund or credit to the customer any premium, the MGA will promptly, on demand, refund to the Company all compensation paid to the MGA for such premium. Compensation adjustments may be made on decreases in premium for which first year compensation has previously been paid.

15.  ADVANCES AND INDEBTEDNESS

     (a) The Company is authorized, at any time either before or after the termination of this Agreement, to deduct from any compensation due from the Company to the MGA the entire amount of any Company Funds or other funds, including, but not limited to, advances or debts, owed by the MGA to the Company or its affiliates, associates, parents or subsidiaries.

     (b) Any compensation paid to the MGA for premiums later refunded or credited to the customer, or any overpayment of compensation shall be debt due the Company from the MGA and payable in accordance with this Section.

     (c) In addition to all other rights available to the Company as a creditor, the Company shall have a first lien on all compensation payable under this Agreement for any of the funds, advances or debts described herein.

     (d) To the extent that compensation due to the MGA from the Company is insufficient to cover advances, the difference shall become a debt due to the Company. Interest at the rate of 8% per annum shall be charged on any indebtedness remaining due and payable to the Company after one year.

16.  ASSIGNMENT

     An assignment of the MGA's rights and obligations under this Agreement or any compensation hereunder shall not be binding upon the Company until a copy of the assignment has been received at the Company's Home Office and approved in writing by an officer of the Company. The Company does not assume any responsibility for the validity, sufficiency or tax consequences of any assignment.

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17.  HOLD HARMLESS

     (a) The MGA will indemnify and hold the Company harmless for all expenses, loss or damage suffered by the Company because of a violation of, or refusal or failure to comply with the terms of this Agreement or with any federal or state laws, rules or regulations, or resulting from unauthorized acts or transactions, errors or omissions by the MGA or the MGA's employees except to the extent that the Company caused, contributed to or compounded such violation, refusal, failure, or other such transactions, acts, errors or omissions.

     (b) The Company will indemnify and hold the MGA harmless for all expenses, loss or damage suffered by the MGA caused by the Company's errors in preparing, processing or billing of any policy, except to the extent that the MGA caused, contributed to or compounded such errors. However, the Company will not be liable to the MGA for any legal or other expenses the MGA chooses to incur, solely on its own, in connection with any such error.

18.  SETTLEMENT OF DISPUTES

     (a) Disputes between the Company, MGA, Agents, and/or policyholders relating to the Company's business, may be settled in good faith by the Company and such settlement is binding on the MGA.

     (b) The MGA shall cooperate fully with the Company in any investigation or proceeding of any regulatory or governmental body, or court of competent jurisdiction, if it is determined by the Company that the investigation or proceeding affects matters covered by or arising out of this Agreement.

     (c) The MGA has no authority to institute legal or administrative proceedings in the Company's name nor institute such proceedings in connection with the transaction of the Company's business unless the Company provides prior written approval for such actions by the MGA.

     (d) The MGA shall defend any act or alleged act of the MGA at its own expense. The MGA shall reimburse the Company for all costs, expenses or legal fees that the Company incurs for the defense of any administrative action in which the Company or the MGA is named and which is, in the Company's opinion, the consequence of any unauthorized act of the MGA.

     (e) The MGA shall immediately notify the Company if it is served with any paper or has knowledge of any legal or administrative action against the Company or which involves the Company.

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19.  GENERAL CONDUCT, REBATES, REPLACEMENTS

     (a) The MGA will comply with all published rules of the Company and with applicable federal, state or other laws and regulations governing the sale of the Company's products.

     (b) The MGA shall not rebate, or offer to rebate, all or any part of its compensation, commission or premium on a policy issued or to be issued by the Company, except where permitted by, and in accordance with, state law and established Company practices.

     (c) The MGA shall comply with the replacement rules and regulations of the Company and the state in which the MGA is licensed.

20.  ADVERTISING

     The MGA will not, directly or indirectly, use or disseminate any advertising matter, prospectuses, circulars, letters, booklets, schedules, stationery, broadcasting, or sales material of any kind concerning the Company or its products, or which contains the Company's name or any of the Company's trademarks, unless produced by the Company; or use the name of the Company or any of the Company's trademarks in a publication of any form without obtaining the prior written authorization of an officer of the Company.

21.  OWNERSHIP OF COMPANY PROPERTY

     (a) In order to assist the MGA in the solicitation and sale of Company's products, the Company may from time to time make available to the MGA Company records, literature, authorization cards, sales aids, sales and rate manuals, computer software, computer hardware, supplies and equipment. The MGA recognizes that such materials and equipment of every kind and nature furnished to the MGA by the Company shall be and remain the property of the Company. The MGA shall not reproduce such materials without the Company's prior written approval.

     (b) The MGA shall safely keep and preserve Company property and shall replace at the MGA's expense any part thereof which may be lost, destroyed or defaced while the same are in the MGA's possession or control. On termination, the MGA shall deliver to the Company, or such person as it may designate, all Company property in the MGA's possession or control. Pending return of these items, the Company may withhold any and all compensation which may be due to the MGA.

22.  TERMINATION AND THE RIGHT TO COMPENSATION THEREAFTER

     (a) This Agreement may be terminated without cause by either party upon at least thirty days written notice specifying the termination date.

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     (b)  This Agreement will automatically terminate:
          (i) upon the death or total and permanent physical or mental disability of the MGA, if an individual;
          (ii) upon the dissolution of the corporation, if the MGA is a corporation;
          (iii) upon the dissolution of the partnership, if the MGA is a partnership;
          (iv) upon the expiration or lapse of the MGA's license to represent the Company; or
          (v) at the end of any calendar year during which the MGA has not maintained the life premium persistency or minimum credited amount of first year premium on life insurance sold under this Agreement established by the Company and attached to and made part of this Agreement.

     If this Agreement is terminated as provided in this Section 22(b), the MGA shall be entitled to compensation as set forth in the Compensation Schedule subject to the provisions of Section 15.

     (c) The Company may terminate this Agreement for cause at any time, immediately upon notice to the MGA, if:
          (i) the MGA shall knowingly and intentionally fail to conform to the published rules and regulations of the Company;
          (ii) the MGA shall have his license to transact business hereunder revoked, suspended, or refused by a state licensing authority;
          (iii) as it relates to a policy issued by the Company or while the MGA is conducting business on the Company's behalf, the MGA shall knowingly and intentionally fail to comply with the laws, Insurance Department regulations, or other administrative regulations, governing the insurance business of the state in which the MGA is licensed or of any other state in which the Company is authorized to do business;
          (iv) the MGA shall improperly induce any policyholder of the Company to discontinue premium payments, cancel or fail to renew his policy;
          (v) the MGA shall knowingly or intentionally make false or misleading statements about the Company or its products; or
          (vi) the MGA shall fail to remit Company Funds to the Company or return Company property upon written request; or subject the Company to any liability due to the MGA's misfeasance; or malfeasance or commit any fraud hereunder.

     If the Company terminates this Agreement for cause, no further compensation in any form shall be payable to the MGA after such termination, except compensation, service fees, or expense reimbursement allowance which were payable prior to such termination, less any outstanding indebtedness to the Company.

     (d) For purposes of determining whether this Agreement has been breached, if the MGA is a partnership or a corporation, then the acts of all general partners of the partnership, or of all officers, directors and voting shareholders of the corporation, as the case may be, shall be deemed acts of the MGA.

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     (e)  Termination of this Agreement will result in the termination of all agreements with Agents recruited by the MGA.

23.  REVOCATION OF PRIOR AGREEMENTS

     (a) This Agreement, together with its attachments and schedules, contains the entire agreement between the MGA and the Company as of the effective date of this Agreement, and shall be effective to cover all applications taken by the MGA on or after the date of this Agreement.

     (b) The execution of this Agreement by the Company and MGA terminates and supersedes all previous written or verbal contracts or agreements made between said parties except as to renewal commissions, first year commissions and the service fees provided for in such contracts, if any, that may now be due or shall become due the MGA on business heretofore written. But nothing in this Agreement shall be construed to affect or waive any claim of any kind, whether for money or otherwise, of the Company against the MGA or any obligations or vested right under any prior contract or agreement.

24.  PROVISIONS THAT SURVIVE THIS AGREEMENT

     (a) Sections 14, 15, 17, and 18 of this Agreement shall survive the termination of the other items and provisions of this Agreement.

     (b) In the event that the MGA, or any partner of the MGA, or any shareholder of the MGA, at any time after the termination of this Agreement shall improperly induce any policyholder of the Company to discontinue the payment of premiums, or cancel or fail to renew any policy, contract or certificate with the Company, then the Company shall have the right to terminate payment of any compensation of any sort hereunder.

25.  GOVERNING LAW

     This contract shall be governed by the laws of the State of Connecticut.

26.  SEVERABILITY

     In the event one or more, but not all of the provisions of this Agreement are determined to be unlawful or unenforceable by a court or regulatory agency of competent jurisdiction or rendered so by statute or regulation, such determination shall not affect the legality or enforceability of the remainder of the terms of this Agreement.

27.  MODIFICATIONS OF THIS AGREEMENT

     This Agreement and its attached schedules may not be changed or cancelled orally. The Company may, at any time after thirty (30) days notice to MGA, amend this Agreement in

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     whole or in part.  Any such amendment, however, shall in no way, except by mutual consent, affect policies issued or applications submitted before the amendment date.

28.  NOTICE

     (a) All notices and demands made under this Agreement shall be valid only if in writing and hand-delivered or properly sent by (i) United States certified or registered mail, postage prepaid, return receipt requested; or (ii) overnight delivery service such as Emery or Federal Express with provisions for a receipt and delivery charge prepaid, addressed as follows or to any other address a party may designate by giving notice to the other party.

     (b) Any notice sent to the Company should be sent to Vice President, Individual Life SBU, Aetna Life Insurance and Annuity Company, 151 Farmington Avenue, Hartford, CT 06156. Any notice sent to the MGA should be sent to the address indicated on page 1.

29.  BENEFIT

     This Agreement shall be binding upon, and inure to the benefit of the parties hereto, their legal representatives, successors, and assigns (to the extent limited by this Agreement).

30.  MISCELLANEOUS

     (a) If the MGA or any of its Agents desires to sell any product produced currently or in the future by the Company or any of the Company's affiliates, the MGA or Agent must also have a valid agreement to distribute any such products.

     (b)  The Company reserves the right to:
          (i) modify the amount or plan of any policy available for sale or its premium rates;
          (ii)      modify any issue or underwriting rules;
          (iii)     cancel or rescind any existing product available for sale;
          (iv) withdraw any policy from any state at any time or introduce new policies.

     (c) The failure of the Company to enforce the performance of any of the terms of this Agreement will not constitute a waiver unless agreed to in writing by the Company and the MGA.

     (d) The captions and headings of the sections of this Agreement are for convenience only and are not to be used to interpret, modify, define or limit the provisions of this Agreement.

     (e) The rights and remedies reserved by the Company in this Agreement are in addition to and not exclusive of any other right or remedy available to the Company.

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